                                                                  EXHIBIT 3.03.2

                         SECOND AMENDMENT TO AMENDED AND
                    RESTATED BY-LAWS OF CSK AUTO CORPORATION

      THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF CSK AUTO CORPORATION (the "Amendment") is hereby adopted by the Board of Directors and made effective as of this 6th day of May, 2004.

                                    RECITALS

      A. Article XII of the Amended and Restated By-Laws of CSK Auto Corporation, as adopted by the Board of Directors of said corporation as of April 27, 1999, as subsequently amended, (the "Bylaws") provides that the Board of Directors shall have the power to, among other things, amend, alter and repeal the Bylaws.

      B. The Board of Directors desires to amend the Bylaws in certain respects as set forth below.

      NOW THEREFORE, the Bylaws shall be amended as follows:

                                    AMENDMENT

1.    VOTING.

      Article II, Section 11 of the Bylaws relating to voting by shareholders shall be deleted in its entirety and the following shall be substituted therefor:

      "Section 11. Voting. Except as otherwise provided by statute or by the Certificate of Incorporation, each holder of record of shares of stock of the Corporation having voting rights shall be entitled at each meeting of stockholders to one vote for each share of stock of the Corporation standing in his name on the records of the Corporation on the date fixed as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting. Except as otherwise provided herein, by statute, or by the Certificate of Incorporation, any corporate action (including the election of directors) to be taken by the stockholders shall require the approval of a majority of the voting power of shares present in person or represented by proxy at such meeting and entitled to vote on such matter. No vote need be by ballot, but in case of a vote by ballot, each ballot shall be signed by the voting stockholder or his proxy and shall state the number of shares of stock voted."

2.    EFFECT OF AMENDMENT.

      Except as expressly modified and amended by this Amendment, the Bylaws shall remain unmodified and in full force and effect.